Exhibit 10.2

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT is made and entered into this 12th day of June, 2015, by and between TapImmune Inc. (the “Company”) and Dr. John Bonfiglio (“Consultant”), and amends that certain Consulting Agreement between the Company and Consultant, dated February 10, 2015 (the “Consulting Agreement”).

W I T N E S S E T H:

WHEREAS, the Company desires a greater time commitment from Consultant to assist the Company, and the Consultant is willing to devote additional time thereto;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Paragraph 4 of the Consulting Agreement is hereby amended to increase the monthly cash fee from Ten Thousand Dollars ($10,000.00) per month to Fifteen Thousand Dollars ($15,000.00) per month for each month spent performing Consultant’s duties under the Consulting Agreement.

2. EXHIBIT A attached to the Consulting Agreement is hereby amended to increase the number of hours that Consultant shall perform these services from “up to 80 hours per month” to “up to 120 hours per month.”

3. Except as specifically modified by this Amendment, all other terms and conditions of the Consulting Agreement shall remain in full force and effect and the same are hereby ratified and confirmed.

4. This Amendment may be executed in one or more counterparts (including by electronic means), each counterpart is deemed an original, and all counterparts collectively constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on day and year first above written.

CONSULTANT:	COMPANY:

TapImmune Inc.

/s/ John Bonfiglio	By:	/s/ Glynn Wilson
Dr. John Bonfiglio	Dr. Glynn Wilson, Chief Executive Officer